UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 17, 2007

TRIMAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	333-100351	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan		48304
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (248) 631-5400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)                               Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 11, 2007, management and the Audit Committee of the Board of Directors decided to restate the Company’s unaudited consolidated financial statements and related disclosures for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006, respectively to reflect a reduction in the estimated useful lives of certain of our customer relationship intangibles as of January 1, 2006.  As such, the previously filed financial statements should no longer be relied upon.  The Company will revise its accounting to record additional amortization expense related to customer relationship intangibles as a result of our decision to reduce the remaining estimated useful lives assigned.  Management and the Audit Committee discussed the matters disclosed in this Form 8-K with KPMG LLP, the Company’s independent registered public accounting firm.

The correction of the above-noted error had the following impact on the Company’s unaudited consolidated financial statements for the period noted:

Quarter ended March 31, 2006

Increased amortization expense by $0.6 million, and decreased operating profit by $0.6 million.  Decreased income from continuing operations by $0.4 million and increased accumulated deficit by $0.4 million, and decreased earning per share, basic and diluted, by $0.02 per share.  Basic and diluted earnings per share from continuing operations decreased to $0.25 and $0.24, respectively, while basic and diluted net income per share decreased to $0.18 and $0.17, respectively.

Quarter ended June 30, 2006

Increased amortization expense by $0.6 million, and decreased operating profit by $0.6 million.  Decreased income from continuing operations by $0.4 million and increased accumulated deficit by $0.4 million, and decreased earning per share, basic and diluted, by $0.02 per share.  Basic and diluted earnings per share from continuing operations decreased to $0.32 and $0.31, respectively, while basic and diluted net income per share decreased to $0.12.

Quarter ended September 30, 2006

Increased amortization expense by approximately $0.6 million, and decreased operating profit by $0.6 million.  Increased the loss from continuing operations by $0.4 million and increased accumulated deficit by $0.4 million, and increased the loss per share, basic and diluted, by $0.02 per share.  Basic and diluted loss per share from continuing operations increased to $0.11, while basic and diluted net loss per share increased to $0.65.

These non-cash adjustments have no effect on (i) the Company’s historical or future net cash flows, (ii) timing of payments under any debt agreements and (iii) income tax returns filed or to be filed by the Company.

The Company will file the restated consolidated financial statements as amendments on Form 10-Q/A for each of the periods identified above with the Securities and Exchange Commission as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date: January 17, 2007	By:	/ss/ Grant H. Beard
	Name:	Grant H. Beard
	Title:	Chief Executive Officer